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                                                                  EXHIBIT 10.16g




                              TERMINATION AGREEMENT


         TERMINATION AGREEMENT dated as of May 5, 2000, by and between SELECTIVE INSURANCE COMPANY OF AMERICA (the "Company"), a New Jersey corporation, having an office at 40 Wantage Avenue, Branchville, New Jersey 07826, and DALE A. THATCHER (the "Executive"), having an address at 3954 Brockton Drive, Cincinnati, Ohio 45251.

                              W I T N E S S E T H:

         WHEREAS, the Company recognizes the Executive to be a valuable management employee of the Company; and

         WHEREAS, the Company recognizes that a change in control of Selective Insurance Group, Inc., the Company's parent corporation ("Selective"), could occur in the future, and that it is of importance to the Company and to Selective and its stockholders to provide for the continuity of management and its uninterrupted attention and dedication to the business affairs of the Company; and

         WHEREAS, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to encourage the continued attention and dedication of principal members of the Company's management to their assigned duties in circumstances arising from the possibility of a change in control of Selective; and

         WHEREAS, the Company has determined that an arrangement of the type set forth herein will serve the purpose of attracting desirable persons for executive positions with the Company, will induce the Executive to remain with the Company, and will enhance the Executive's ability to assess and advise the Board as to whether any proposal involving a change in the control would be in the best interests of the Company, Selective and its shareholders and to take such other action regarding such proposal without being influenced by the prospects of his own future employment with the Company; and

         WHEREAS, the Company and the Executive wish to set forth their agreements as to the subject and procedures contemplated hereunder acknowledging, however, that this Agreement supplements any employment agreement that may be in effect from time to time between the Executive and the Company and sets forth the severance benefits which the Company agrees will
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be provided to the Executive in the event the Executive's employment with the
Company is terminated subsequent to a change of control of Selective under the circumstances hereinbelow described.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

         1.       TERM OF AGREEMENT.

         The term of this Agreement (the "Term") shall commence on the date hereof and shall continue in effect until May 5, 2003, provided, however, that commencing on May 5, 2003 and each May 5 thereafter (each such May 5 being hereinafter referred to as an "Extension Date"), the Term shall automatically be extended for one (1) additional year, unless at least twenty-four (24) months prior to an Extension Date, the Company or the Executive shall have given written notice in the manner hereinafter prescribed that the Term shall not be extended as of the next Extension Date; and, provided further, that if a "Change in Control" of Selective, as defined in Section 2 hereof, shall have occurred during the term, as the same may be extended, this Agreement shall terminate on the last day of the twenty-four (24) month period commencing on the date that such Change in Control shall have occurred. Notwithstanding anything in this
Section 1 to the contrary, this Agreement shall terminate if the Executive or the Company terminates the Executive's employment prior to the date on which a Change in Control shall occur.

         2.       CHANGE IN CONTROL.

         (a) For the purposes of this Agreement, a "change in control of Selective" (a "Change in Control") shall mean the occurrence of an event of a nature that would be required to be reported in response to Item 1(a) of a Current Report on Form 8-K, as in effect on the date hereof, pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") provided, however, that a Change in Control shall, in any event, conclusively be deemed to have occurred upon the first to occur of any one of the following events:

                           (i) The acquisition by any person or group,
                  including, without limitation, any current shareholder or shareholders of Selective, of securities of Selective resulting in such person's or

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                  group's owning of record or beneficially twenty-five percent
                  (25%) or more, of any class of voting securities of Selective;

                           (ii) The acquisition by any person or group,
                  including, without limitation, any current shareholder or shareholders of Selective, of securities of Selective resulting in such person's or group's owning of record or beneficially twenty percent (20%) or more, but less than twenty-five percent (25%), of any class of voting securities of Selective, if the Board adopts a resolution that such acquisition constitutes a Change in Control;

                           (iii) The sale or disposition of all or substantially
                  all of the assets of Selective;

                           (iv) The reorganization, recapitalization, merger,
                  consolidation or other business combination involving Selective the result of which is the ownership by the shareholders of Selective of less than eighty percent (80%) of those voting securities of the resulting or acquiring entity having the power to elect a majority of the board of directors of such entity; or

                           (v) A change in the membership in the Board of
                  Directors of Selective (the "Selective Board") which, taken in conjunction with any other prior or concurrent changes, results in twenty percent (20%) or more of the Selective Board's membership being persons not nominated by Selective's management or Selective's Board as set forth in Selective's then most recent proxy statement, excluding changes resulting from substitutions by Selective's Board because of retirement or death of a director or directors, removal of a director or directors by Selective's Board or resignation of a director or directors due to demonstrated disability or incapacity.


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                  (b) Notwithstanding anything in the foregoing Section 2(a) to the contrary, no Change in Control shall be deemed to have occurred for the purposes of this Agreement by virtue of any transaction which results in the Executive, or a group of persons which includes the Executive, acquiring, directly or indirectly, voting securities of Selective.

                  (c) For the purpose of Section 2(a) the following definitions shall apply:

                           (i) the terms "person" and "beneficial owner" shall
                  have the meanings set forth in Regulation 13D under the Exchange Act, as such Regulation exists on the date hereof;

                           (ii) the term "voting security" shall include any
                  security that has, or may have upon an event of default or in respect to any transaction, a right to vote on any matter upon which the holder of any class of common stock of Selective would have a right to vote;

                           (iii) the term "group" shall have the meaning set
                  forth in Section 13(d)(3) of the Exchange Act; and

                           (iv) the term "substantially all of the assets of
                  Selective" shall mean more than fifty percent (50%) of Selective's assets on a consolidated basis, as shown in Selective's most recent audited balance sheet.

         3.       CONTINUATION OF EMPLOYMENT.

         Notwithstanding any termination date as may be specified in any employment agreement in effect from time to time between the Company and the Executive, in the event of a Change in Control, the Company agrees to continue to employ the Executive, and, subject to the provisions of Section 4 hereof, the Executive agrees to continue in the employ of the Company, in the capacity in which the Executive was serving, and with the duties, responsibilities and status of the Executive immediately prior to such Change in Control or in such other capacity as shall be agreeable to the Executive, for a term commencing on the date on which the Change in Control shall have occurred and ending three (3) years after the date on which the Change in Control shall have occurred. Commencing on the date three (3) years after the date on which the Change in Control shall have occurred and each anniversary date of the Change in Control thereafter (each such date being

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hereinafter referred to as a "Renewal Date"), the term of the Executive's employment shall automatically be renewed for one (1) additional year unless at least twenty-four (24) months prior to a Renewal Date the Company or the Executive shall have given written notice in the manner hereinafter prescribed that such employment shall not be renewed as of such Renewal Date. The provisions of this Section 3 shall survive any termination of this Agreement pursuant to Section 1 hereof after a Change in Control and shall continue in full force and effect.

         4.       TERMINATION OF EMPLOYMENT FOLLOWING CHANGE IN CONTROL.

                  The Executive shall be entitled to the benefits provided in
Section 5 hereof upon the termination of his employment during the term of this Agreement, as the same may be extended, after a Change in Control has occurred, unless such termination is: (a) due to the Executive's death or Retirement, (b) by the Company for Cause or Disability, or (c) by the Executive other than for Good Reason (as such foregoing capitalized terms are hereinafter defined).

                           (i) Termination by the Executive or by the Company of
                  the Executive's employment based on "Retirement" shall mean termination: (A) at such age as shall be established by the Board prior to a Change in Control for mandatory or normal retirement of Company executives in general, which shall not be less than age 65, or (B) at any other retirement age set by mutual agreement of the Company and the Executive and approved by the Board.

                           (ii) Termination by the Company of the Executive's
                  employment based on "Disability" shall mean termination because of the Executive's physical injury or physical or mental illness which causes him to be absent from his duties with the Company on a full-time basis for a continuous period in excess of the greater of: (A) the period of disability constituting permanent disability as specified under the Company's long-term disability insurance coverage applicable to the Executive prior to a Change in Control or (B) six (6) calendar months, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is thereafter given the

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                  Executive shall have returned to the full-time performance of his duties.

                           (iii) Termination by the Company of the Executive's
                  employment based on "Cause" shall mean termination upon: (A) the Executive's conviction of a felony (as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal), (B) the continued willful failure by the Executive to perform substantially his duties with the Company (other than any such failure resulting from his incapacity due to physical injury or physical or mental illness) for a period of thirty (30) days after a demand for substantial performance is delivered to the Executive by the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed his duties, or (C) willful misconduct in the performance of the Executive's duties and obligations to the Company which constitute common law fraud or other gross malfeasance of duty; provided, however, that no termination for Cause pursuant to clauses (B) or (C) shall occur unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than sixty-six and two thirds percent (66 2/3%) of the entire membership of the Board, excluding the Executive, at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in good faith opinion of the Board the Executive was guilty of the conduct set forth in such clause (B) or (C) and specifying the particulars thereof in reasonable detail. For purposes of this clause (iii), no act, or

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                  failure to act, on the part of the Executive shall be
                  considered "willful" unless done or omitted to be done by the Executive in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to have been done or omitted to have been done by the Executive in good faith and in the best interests of the Company.

                           (iv) Termination by the Executive of his employment
                  for "Good Reason" shall mean (A) termination by the Executive based on: (1) any reduction in his base salary below the annualized rate in effect on the date preceding the date on which a Change in Control shall have occurred or the Company's failure to increase (within 12 months of the Executive's last increase in base salary) the Executive's base salary after a Change in Control in an amount which at least equals, on a percentage basis, changes in the Consumer Price Index, all items, for New Jersey in the preceding twelve (12) months; or
                  (2) a failure by the Company to continue in effect, or the material reduction of any of Executive's benefits under, any Plan (as hereinafter defined) in which the Executive was participating on the date preceding the date on which a Change in Control shall have occurred (or Plans providing the Executive with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect on the date preceding the date on which a Change in Control shall have occurred, or the taking of any action, or the failure to act, by the Company which would adversely affect the Executive's continued participation in any of such Plans on at least as favorable a

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                  basis to him as was the case on the date preceding the date on which a Change in Control shall have occurred or which would materially reduce the Executive's benefits in the future under any such Plans or deprive the Executive of any material benefit enjoyed by him at the time of the Change in Control;
                  or (3) without the Executive's express prior written consent, the assignment to the Executive of any duties inconsistent with his positions, duties, responsibilities and status with the Company immediately prior to a Change in Control, or any diminution in the Executive's responsibilities as an executive of the Company as compared with those he had as an executive of the Company immediately prior to a Change in Control, or any change in the Executive's titles or office as in effect immediately prior to a Change in Control, or any removal of the Executive from, or failure to re-elect him to, any of such positions, except in connection with the termination of the Executive's employment for Cause, Disability or Retirement or as a result of the Executive's death or by his termination of his employment other than for Good Reason; or (4) without the Executive's express prior written consent, the imposition of a requirement by the Company that the Executive be based anywhere other than where the Executive's office is located on the date preceding the date on which a Change in Control shall have occurred; or (5) without the Executive's express prior written consent, any reduction in the number of paid vacation days to which the Executive was entitled as of the date preceding the date on which a Change in Control shall have occurred; or (6) a failure by the Company to provide the Executive with office, secretarial, computer and other support services and facilities consistent with his position in the Company and substantially equivalent to those available to the Executive on the date preceding the date on which a Change in

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                  Control shall have occurred; or (7) the failure by the Company to obtain from any successor to the business of the Company, as set forth in Section 13, the assent to this Agreement, as described in such Section 13; or (8) subsequent to a Change in Control, any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination (as hereinafter defined) satisfying the requirements of Section 4(v) (and, if applicable, Section 4(iii)), and for purposes of this Agreement no such purported termination shall be effective; or (9) any breach by the Company of any of the terms and conditions of any employment agreement between the Company and the Executive or any agreement between the Company and the Executive providing for incentive compensation, stock options, stock appreciation rights, stock bonuses, pension benefits, group insurance or any similar benefits; or (10) any requirement by the Company that the Executive be absent from Executive's office on business travel or otherwise more than forty-five (45) days in any calendar year or for more than fourteen (14) consecutive days at any time, or (B) a voluntary termination by the Executive upon Notice of Termination given by the Executive to the Company no later than six (6) months after the occurrence of a Change in Control, provided that Executive shall not thereafter violate the provisions of any agreement between the Executive and the Company relating to nondisclosure of confidential information or noncompetition with the Company. For purposes of this Agreement, a "Plan" shall mean any plan, contract, authorization or arrangement, whether or not set forth in any formal written documents, providing for compensation, incentive compensation, non-qualified supplemental retirement benefits, stock options (whether or not in tandem with stock appreciation rights), stock

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                  appreciation rights, long-term incentives, stock bonuses or restricted stock grants or any employee benefit plan such as a pension, retirement, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program, policy or arrangement of the Company intended to benefit the Executive or employees of the Company generally.

                           (v) Any termination of the Executive's employment by
                  the Company or by the Executive shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice given in the manner hereinafter prescribed which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and shall specify the date of termination in accordance with this Agreement.

                           (vi) "Date of Termination" following a Change in
                  Control shall mean: (A) if the employment is to be terminated by the Company for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such thirty (30) day period), or (B) if the employment is to be terminated by either party for any other reason, the date on which Notice of Termination is given.

                           (vii) In the event of dispute as to the Executive's
                  termination under Section 4(iv) the matter shall be forthwith submitted to binding arbitration as hereinafter provided.


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         5.       PAYMENT OF BENEFITS.

         (a) If an event has occurred pursuant to Section 4 hereof which entitles the Executive to the benefits and rights set forth in this Section 5, the Executive shall receive from the Company, or from the Escrow Agent (as hereinafter defined), as the case may be, within five (5) days following the Date of Termination (except as otherwise provided) all of the following benefits, other than those benefits which he specifically elects by written notice to the Company or to the Escrow Agent, as the case may be, not to receive:

                           (i) earned but unpaid base salary through the Date of
                  Termination at the rate in effect immediately prior to the time a Notice of Termination is given plus any incentive compensation, benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been accrued, earned or have become payable, but which have not yet been paid to the Executive (including any amounts which previously had been deferred at the Executive's request); and

                           (ii) as severance pay and in lieu of any further
                  salary for periods subsequent to the Date of Termination (including any payments of salary provided for by any employment agreement with the Company), an amount in cash equal to the Executive's "annualized includible compensation for the base period" (as defined in Section 280G(d)(1) of the Internal Revenue Code of 1986, as amended (the "Code")), multiplied by a factor of 2.99.

         (b) If an event has occurred pursuant to Section 4 hereof which entitles the Executive to the benefits and rights set forth in this Section 5, the Executive shall be entitled to the benefits of any stock options, stock appreciation rights, restricted stock grants, stock bonuses or other benefits theretofore granted by the Company to the Executive under any Plan, whether or not provided for in any agreement with the Company, provided, however, that, except to the extent requiring approval of Selective's stockholders, (i) all unvested stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives and similar benefits shall be deemed to be vested in full on the Date of Termination, notwithstanding any provision to the contrary or any provision requiring any act or acts by the Executive in any agreement with the Company or

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Selective or any Plan, and (ii) to the extent that any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits shall require by its terms the exercise thereof by the Executive, the last date to exercise the same shall, notwithstanding any provision to the contrary in any agreement or any Plan, shall be the later to occur of (A) the last date provided for such exercise in any agreement or Plan evidencing any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits or (B) the close of business on the date which shall be one hundred twenty (120) days after the Date of Termination and (iii) if the vesting pursuant hereto of any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits shall have the effect of subjecting the Executive to liability under Section 16(b) of the Exchange Act or any similar provision of law, the vesting date thereof shall be deemed to be the first day after the Termination Date on which such vesting may occur without subjecting the Executive to such liability.

         (c) If an event has occurred pursuant to Section 4 hereof which entitles the Executive to the benefits and rights set forth in this Section 5, the Company shall maintain in full force and effect, for the continued benefit of the Executive and his dependents for a period terminating on the earliest of:
(i) three (3) years after the Date of Termination or (ii) the commencement date of equivalent benefits from a new employer, all insured and self-insured employee welfare benefit Plans in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive's continued participation is not barred under the general terms and provisions of such Plans. In the event that the Executive's participation in any such Plan is barred by its terms, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of the Executive and his dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which the Executive otherwise would have been entitled to receive under such Plans pursuant to this Section 5(c). If, at the end of three (3) years after the Termination Date, the Executive has not previously received or is not receiving equivalent benefits from a new employer, or is not otherwise receiving such benefits, the Company shall arrange, at its sole cost and expense, to enable him to convert his and his dependents' coverage under such Plans to individual policies or programs upon the same

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terms as employees of the Company may apply for such conversions upon termination of employment.

         (d) Except as specifically provided in Section 5(c) above, the amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise. The Executive shall not be required to mitigate any amounts payable or benefits provided under this Agreement by seeking or accepting other employment.

         (e) The rights and benefits provided herein shall be in addition to, and not (except as provided in this Agreement) to the exclusion of, any other rights and benefits that may be available to the Executive in regard to or arising out of the termination of the Executive's employment, including claims for breach of contract or for violation of relevant employment, worker's compensation or employee benefits laws. The prosecution or enforcement of rights granted by this Agreement or the election to take benefits under this Agreement shall in no manner constitute an election of rights or remedies by the Executive other than in respect of this Agreement.

         (f) Notwithstanding anything in this Agreement to the contrary, if any of the payments or benefits provided for in this Agreement, together with any other payments or benefits which the Executive has the right to receive from the Company (including, without limitation, any amounts payable under any employment contract with the Company), would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), the payments and benefits due to the Executive shall be reduced, in such order of priority and amount as the Executive shall elect, to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. Notwithstanding anything in the foregoing to the contrary, any dispute or controversy regarding whether any payments under this Agreement must be reduced pursuant to this Section 5(f) shall be conclusively settled by an independent accounting firm acceptable to each of the parties hereto, or, if no firm is acceptable to both parties hereto, each of the Executive and the Company shall select an accounting firm acceptable to it, and such accounting firms shall together designate an independent accounting firm to settle such dispute or controversy, and such settlement shall be binding upon both parties, provided, however, that any

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accounting firm designated to settle any dispute or controversy hereunder shall not have been previously retained by either party for a period of a least two
(2) years subsequent to the date of this settlement of such dispute or controversy. The Company or the Escrow Agent, as the case may be, may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         (g) In the event that a court of competent jurisdiction shall determine that any portion of the payment and benefits paid to the Executive pursuant to this Agreement shall have constituted a "parachute payment" (as defined in Section 280G(b)(2) of the Code) and subject to an excise tax under Section 4999(a) of the Code, the Company shall pay to the Executive in cash such additional amount as is necessary so that the total amount received by the Executive under this Agreement, after payment of any applicable taxes on such total amount (including, without limitation, federal, state or local income taxes, any taxes imposed by Section 4999(a) of the Code and any taxes in respect of any amount payable to the Executive under this Section 5(g)) shall not be less than the net after tax amount that the Executive would have been entitled to receive under this Agreement had such excise tax under Section 4999(a) not been imposed. The Company shall pay such additional amount to the Executive within thirty (30) days after the Executive gives written notice to the Company that such determination has been made by a court of competent jurisdiction.

         6.       ESCROW OF BENEFITS.

         (a) At any time after the occurrence of a Change in Control, the Company shall, upon the written request of the Executive, promptly deliver to a bank or other institution acceptable to the Executive, as escrow agent (the "Escrow Agent"), an amount of cash or certificates of deposit, treasury bills or irrevocable letters of credit adequate to fully fund the obligations of the Company under this Agreement.

         (b) The escrow agreement or arrangement between the Company and the Escrow Agent shall provide that amounts payable to the Executive under this Agreement shall be paid by the Escrow Agent to the Executive five (5) days after written demand therefore by the Executive to the Escrow Agent, with a copy to the Company, certifying that such amounts are due and payable under this Agreement because of the occurrence of an event specified under Section 4 hereof. Such escrow agreement or arrangements shall also provide that if the Company shall, prior to

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payment by the Escrow Agent, object in writing to the Escrow Agent, with a copy to the Executive, as to the payment of any amounts demanded by the Executive under this Agreement, certifying that such amounts are not due and payable to the Executive because an event specified in Section 4 hereof has not occurred, such dispute shall be resolved by binding arbitration as hereinafter set forth.

         (c) Such escrow agreement or arrangements shall further provide that any dispute described in Section 6(b) hereof shall be forthwith submitted to binding arbitration as hereinafter provided.

         7.       ARBITRATION.

         Any disputes arising under Section 4(iv) or Section 6(b) hereof shall be forthwith submitted to binding arbitration by three (3) arbitrators in Newark, New Jersey, under the expedited rules of the American Arbitration Association then obtaining. One such arbitrator shall be selected by each of the Company and the Executive, and the two arbitrators so selected shall select the third arbitrator. Selection of all three arbitrators shall be made within thirty
(30) days after the date the dispute arose. Such arbitration shall be limited solely to a determination of whether or not an event has occurred pursuant to
Section 4 of this Agreement which entitles the Executive to the benefits and rights set forth in Section 5 of this Agreement. The written decision of the arbitrators shall be rendered within ninety (90) days after selection of the third arbitrator. The decision of the arbitrators shall be final and binding on the Company and the Executive and may be entered by either party in any court having jurisdiction.

         8.       ENFORCEMENT OF RIGHTS.

         The Company, and any survivor of any business combination with the Company causing rights to accrue to the Executive under this Agreement, shall pay all the Executive's legal, accounting and arbitration fees and expenses and costs as they become due, which the Executive may become obligated to pay in obtaining, enforcing, retaining or defending any right or benefit provided by this Agreement, whether in respect of any enforcement undertaken or demand made by the Executive that is successful or in respect of any enforcement undertaken or demand made in good faith by the Executive that is not successful. If judgment is rendered against any of such persons, it will pay the Executive, unless expressly included in the judgment, prejudgment interest

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from the date of the Notice of Termination at the prime rate being charged by
Midlantic National Bank on the date of the Notice of Termination.

         9.       EXECUTIVE'S COMMITMENT.

         The Executive agrees that subsequent to his period of employment with the Company, he will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, any proprietary or confidential information concerning the business affairs, products or customers of the Company which, if disclosed, would have a material adverse effect upon the business or operations of the Company and its subsidiaries, taken as a whole; it being understood, however, that the obligations of this Section 9 shall not apply to the extent that the aforesaid matters: (a) are disclosed in circumstances where the Executive is legally required to do so or (b) become generally known to and available for use by the public otherwise than by the Executive's wrongful act or omission.

         10.      SEVERABILITY.

         If any one or more of the provisions (or any part thereof) of this Agreement would be, invalid, illegal or unenforceable in any respect under applicable law, then such provision (or any part thereof) shall be deemed modified to the extent necessary to render it valid while most nearly preserving its original intent; no provision (or any part thereof) of this Agreement shall be affected by another provision (or any part thereof) of this Agreement being held invalid.

         11.      NOTICE.

         For the purposes of this Agreement, notices, requests, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given: (i) when delivered personally, or (ii) three (3) days after having been mailed by registered or certified mail, return receipt requested, or (iii) one (1) day after having been sent by telegraph or mailed by express mail or other overnight courier service, postage, telegraph, courier and registry fees, as the case may be, prepaid and addressed to the addresses set forth in the first paragraph of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. All notices to the Company shall be directed to the attention of the President of the Company.

         12.      MERGER; AMENDMENT; WAIVER.

         (a) This Agreement supersedes all other agreements, arrangements and understandings, and merges all negotiations and discussions, with respect to the subject matter hereof; provided, however, that this Agreement shall not, except to the extent specifically provided herein, supersede or limit the rights, duties or obligations that the Executive may have under any written employment agreement with the Company.

         (b) This Agreement may be amended or modified only by a writing signed by both parties. No further agreement between the parties shall be deemed to supersede, amend or modify this Agreement unless a statement to that effect is made in such future agreement or the enforcement of such agreement would give rise to conflicting obligations between the Executive on the one hand and the Company, its successor or other bound party on the other hand; in the latter case, however, this Agreement shall be deemed to be superseded, amended or modified only to the extent necessary to avoid such conflict.

         (c) The waiver of the non-performance of any obligation under this Agreement shall apply to that non-performance only and shall not constitute a waiver, modification or amendment of this provision giving rise to such obligation.

         13.      SUCCESSORS; BINDING AGREEMENT.

         (a) The Company will require any successor (whether direct or indirect, by merger, consolidation or other combination other than a sale of assets) to the business of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall constitute Good Reason for termination by the Executive of his employment, and, if a Change in Control shall have occurred, the Executive shall be entitled to the benefits set forth in Section 5 of this Agreement, except that for purposes of implementing the foregoing, the date. On which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined, and any successor and assign to its business as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         (b) This Agreement shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees of the Executive. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to his estate.

         14.      GOVERNING LAW.

         This Agreement is being made in the State of New Jersey and shall be governed by, and interpreted and construed with reference to, the laws of New Jersey.

         15.      HEADINGS.

         Headings in this Agreement are for convenience of reference only and shall not be used to construe or interpret this Agreement.

         16.      COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereunder have executed this Agreement as of the date first above written.

                              SELECTIVE INSURANCE COMPANY OF AMERICA



                              BY:_______________________________________________
                                 GREGORY E. MURPHY,
                                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER



                              __________________________________________________
                              DALE A. THATCHER

     In consideration of the covenants of the Executive hereinabove set forth, Selective hereby guarantees to the Executive the full performance by the Company of all of its obligations under the foregoing Termination Agreement.


                                        SELECTIVE INSURANCE GROUP, INC.



                                        BY:_________________________________
                                           GREGORY E. MURPHY,
                                           CHAIRMAN, PRESIDENT AND CHIEF
                                           EXECUTIVE OFFICER